Editorial contact

Kate Holderness,

Hewlett Packard Enterprise

corpmediarelations@hpe.com

HPE Investor Relations Investor.relations@hpe.com

Exhibit 99.2

Hewlett Packard Enterprise 3000 Hanover Street Palo Alto, CA 94304 hpe.com

News Release

HPE Reports Fiscal 2016 Third Quarter Results

•	Third quarter GAAP diluted net earnings per share of $1.32, above the previously provided outlook of $1.10 to $1.14 per share

•	Third quarter non-GAAP diluted net earnings per share of $0.49, above the previously provided outlook of $0.42 to $0.46 per share

•	Third quarter net revenue of $12.2 billion, down 6% from the prior-year period and down 1% when adjusted for divestitures and currency

•	Third quarter cash flow from operations of $1.7 billion, up 10% from adjusted cash flow from operations in the prior-year period

•	Returned $1.5 billion to shareholders in the form of share repurchases and dividends

•	Announced plans for a spin-off and merger of its non-core software assets with Micro Focus, valued at $8.8 billion

•	Updates FY16 GAAP EPS guidance to $2.09—$2.14 and FY16 non-GAAP EPS guidance to $1.90—$1.95.

PALO ALTO, Calif., September 7, 2016 – Hewlett Packard Enterprise (NYSE: HPE) today announced financial results for its fiscal 2016 third quarter, ended July 31, 2016.

Third quarter net revenue of $12.2 billion was down 6% from the prior-year period, down 1% when adjusted for divestitures and currency.

Third quarter GAAP diluted net earnings per share (EPS) was $1.32, up from $0.13 in the prior-year period, and above its previously provided outlook of $1.10 to $1.14. Third quarter non-GAAP diluted net EPS was $0.49, up from adjusted non-GAAP diluted net EPS of $0.45 in the prior-year period, and above its previously provided outlook of $0.42 to $0.46. Third quarter non-GAAP net earnings and non-GAAP diluted net EPS exclude after-tax costs of $1.4 billion and $0.83 per diluted share, respectively, related to a gain on the H3C divestiture, restructuring charges, amortization of intangible assets, separation costs, acquisition and other related charges, tax indemnification adjustments and an adjustment to loss from equity interests.

“Overall, I am very pleased with our progress in executing the strategy we laid out when we launched HPE,” said Meg Whitman, President and CEO of Hewlett Packard Enterprise. “While executing key changes to our portfolio, we delivered earnings at the top of our guidance range, delivered about $1 billion in free cash flow, returned more than $1.5 billion to shareholders, and improved margins in both Enterprise Group and Enterprise Services.”

“Today’s announced spin-merge of our non-core software assets with Micro Focus is another important step in our strategy to unlock a faster growing, higher margin, stronger cash flow company,” continued Whitman. “As we said in the Enterprise Services announcement last quarter, both software and services remain key enablers of our go-forward strategy, and we are focused on building the right portfolio to win in our target markets. We believe the portfolio changes we’ve made over the past year are setting up HPE for long-term success while unlocking tremendous value for our shareholders.”

Hewlett Packard Enterprise also announced plans for a spin-off and merger of its non-core software assets with Micro Focus in a transaction valued at approximately $8.8 billion. For more information, click here.

HPE fiscal 2016 third quarter financial performance

	Q3 FY16	Q3 FY15		Y/Y
GAAP net revenue ($B)	$12.2	$13.1		(6%)
GAAP operating margin	20.5%	1.9%		18.6 pts
GAAP net earnings ($B)	$2.3	$0.2		914%
GAAP diluted net earnings per share	$1.32	$0.13		915%
Non-GAAP operating margin	8.8%	8.5%		0.3 pts.
Non-GAAP net earnings ($B)	$0.8	$0.9		(4%)
Non-GAAP diluted net earnings per share	$0.49	$0.45	*	9%*
Cash flow from operations ($B)	$1.7	$1.6	*	10%*

*	Q3 FY15 Non-GAAP diluted net earnings per share (EPS) and Cash flow from operations contain adjustments to give effect to the separation of the Company from HP Inc. (formerly known as Hewlett-Packard Company). The adjusted figures provide a more useful representation, as if the Company had been a stand-alone company during fiscal 2015.

Information about HPE’s use of non-GAAP financial information is provided under “Use of non-GAAP financial information” below.

Outlook

For the fiscal 2016 fourth quarter, Hewlett Packard Enterprise estimates GAAP diluted net EPS to be in the range of $0.44 to $0.49 and non-GAAP diluted net EPS to be in the range of $0.58 to $0.63. Fiscal 2016 fourth quarter non-GAAP diluted net EPS estimates exclude an after-tax gain on the divestiture of Mphasis and other of approximately $0.23, and after-tax costs of approximately $0.37 per share, related to restructuring charges, separation costs, the amortization of intangible assets, loss from equity interests, acquisition and other related charges and tax indemnification adjustments.

For fiscal 2016, Hewlett Packard Enterprise estimates GAAP diluted net EPS to be in the range of $2.09 to $2.14 and non-GAAP diluted net EPS to be in the range of $1.90 to $1.95. Fiscal 2016 non-GAAP diluted net EPS estimates exclude an after-tax gain on the divestiture of H3C, Mphasis and other of approximately $1.42, and after-tax costs of approximately $1.23 per share, related to restructuring charges, the amortization of intangible assets, separation costs, acquisition and other related charges, loss from equity interests and tax indemnification adjustments.

Fiscal 2016 third quarter segment results

•	Enterprise Group revenue was $6.5 billion, down 8% year over year, flat when adjusted for divestitures and currency, with a 12.6% operating margin. Servers revenue was down 4%, down 2% when adjusted for divestitures and currency, Storage revenue was down 8%, down 5% when adjusted for divestitures and currency, Networking revenue was down 22%, up 12% when adjusted for divestitures and currency, and Technology Services revenue was down 7%, up 1% when adjusted for divestitures and currency.

•	Enterprise Services revenue was $4.7 billion, down 5% year over year, down 3% when adjusted for divestitures and currency, with an 8.3% operating margin. Infrastructure Technology Outsourcing revenue was down 6%, down 3% when adjusted for divestitures and currency, and Application and Business Services revenue was down 4%, down 3% when adjusted for divestitures and currency.

•	Software revenue was $738 million, down 18% year over year, down 3% when adjusted for divestitures and currency, with a 17.8% operating margin. License revenue was down 28%, down 17% adjusted for divestitures and currency, support revenue was down 17%, flat when adjusted for divestitures and currency, professional services revenue was down 8%, up 1% adjusted for divestitures and currency, and software-as-a-service (SaaS) revenue was down 5%, up 17% adjusted for divestitures and currency.

•	Financial Services revenue was $812 million, up 1% year over year, net portfolio assets were up 7%, and financing volume was down 6%. The business delivered an operating margin of 9.9%.

Revenue adjusted for divestitures and currency excludes revenue resulting from businesses divestitures in fiscal 2016, 2015 and 2014 and also assumes no change in the foreign exchange rate from the prior-year period. A reconciliation of GAAP revenue to revenue adjusted for divestiture and currency is provided in the materials elsewhere accompanying this news release.

About Hewlett Packard Enterprise

Hewlett Packard Enterprise (HPE) is an industry leading technology company that enables customers to go further, faster. With the industry’s most comprehensive portfolio, spanning the cloud to the data center to workplace applications, our technology and services help customers around the world make IT more efficient, more productive and more secure.

Use of non-GAAP financial information

To supplement Hewlett Packard Enterprise’s condensed consolidated and combined financial statement information presented on a generally accepted accounting principles (GAAP) basis, Hewlett Packard Enterprise provides revenue on a constant currency basis, revenue adjusted for divestitures and currency, as well as non-GAAP operating expense, non-GAAP operating profit, non-GAAP operating margin, non-GAAP income tax rate, non-GAAP net earnings, non-GAAP diluted net earnings per share, gross cash, free cash flow, net capital expenditures, net debt, net cash, operating company net debt and operating company net cash financial measures. Hewlett Packard Enterprise also provides forecasts of non-GAAP diluted net earnings per share and free cash flow. A reconciliation of adjustments to GAAP financial measures for this quarter and prior periods is included in the tables below or elsewhere in the materials accompanying this news release. In addition, an explanation of the ways in which Hewlett Packard Enterprise’s management uses these non-GAAP measures to evaluate its business, the substance behind Hewlett Packard Enterprise’s decision to use these non-GAAP measures, the material limitations associated with the use of these non-GAAP measures, the manner in which Hewlett Packard Enterprise’s management compensates for those limitations, and the substantive reasons why Hewlett Packard Enterprise’s management believes that these non-GAAP measures provide useful information to investors is included under “Use of non-GAAP financial measures” further below. This additional non-GAAP financial information is not meant to be considered in isolation or as a substitute for revenue, operating profit, operating margin, net earnings, diluted net earnings per share, cash and cash equivalents, cash flow from operations, investments in property, plant and equipment, or total company debt prepared in accordance with GAAP.

In addition, for fiscal 2015, Hewlett Packard Enterprise provides adjusted non-GAAP diluted net earnings per share, adjusted cash flow from operations and adjusted free cash flow. A reconciliation of these adjustments to GAAP financial measures for prior periods is included elsewhere in the materials accompanying this news release and in the 8-K that was filed with the SEC in March 2016. An explanation of the ways in which Hewlett Packard Enterprise’s management uses these adjusted non-GAAP measures to evaluate its business, the substance behind Hewlett Packard Enterprise’s decision to use these adjusted non-GAAP measures, the material limitations associated with the use of these adjusted non-

GAAP measures, the manner in which Hewlett Packard Enterprise’s management compensates for those limitations, and the substantive reasons why Hewlett Packard Enterprise’s management believes that these adjusted non-GAAP measures provide useful information to investors is included under “Use of adjusted non-GAAP financial measures” further below.

Forward-looking statements

Information set forth in this communication, oral statements made by representatives of Hewlett Packard Enterprise or Micro Focus regarding the Transaction (as defined below), and other information published by Hewlett Packard Enterprise and Micro Focus, including statements as to Hewlett Packard Enterprise’s and Micro Focus’s outlook and financial estimates and statements as to the expected timing, completion and effects of the proposed merger between a wholly-owned subsidiary of Micro Focus and HPE’s non-core software assets, which will immediately follow the proposed spin-off of HPE’s non-core software assets from Hewlett Packard Enterprise (collectively, the “Transaction”), constitute or may be deemed to constitute forward-looking statements (including within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995). These estimates and statements are prospective in nature and are subject to risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements.

These statements are based on various assumptions and the current expectations of the management of Hewlett Packard Enterprise and Micro Focus, and may not be accurate because of risks and uncertainties surrounding these assumptions and expectations. Such forward-looking statements should therefore be construed in light of such factors. Neither Hewlett Packard Enterprise nor Micro Focus, nor any of their respective associates or directors, officers or advisers, provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements in this communication will actually occur or that if any of the events occur, that the effect on the operations or financial condition of Hewlett Packard Enterprise or Micro Focus will be as expressed or implied in such forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and, other than in accordance with their legal or regulatory obligations (including under the UK Listing Rules, EU Market Abuse Regulation, the UK Disclosure and Transparency Rules and federal securities laws, as relevant), Hewlett Packard Enterprise and Micro Focus undertake no obligation, and Hewlett Packard Enterprise and Micro Focus expressly disclaim any intention or obligation, to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements.

Some forward-looking statements discuss Hewlett Packard Enterprise’s or Micro Focus’s plans, strategies and intentions. They use words such as “expects,” “may,” “will,” “believes,” “should,” “would,” “could,” “approximately,” “anticipates,” “estimates,” “targets,” “intends,” “likely,” “projects,” “positioned,” “strategy,” “future” and “plans.” In addition, these words may use the positive or negative or other variations of those terms. Forward-looking statements in this communication include, but are not limited to, statements regarding the expected effects on Hewlett Packard Enterprise, HPE’s non-core software assets and Micro Focus of the proposed Transaction, the anticipated timing and benefits of the Transaction, including future financial and operating results, the tax consequences of the Transaction to Hewlett Packard Enterprise or its stockholders for U.S. federal income tax purposes, and the combined company’s plans, objectives, expectations and intentions. Forward-looking statements also include all other statements in this communication that are not historical facts.

Important factors that could cause actual results to differ materially from those in the forward-looking statement include, but are not limited to: the satisfaction of the conditions to the Transaction and other risks related to the completion of the Transaction and actions related thereto; Hewlett Packard Enterprise’s and Micro Focus’s ability to complete the Transaction on the anticipated terms and schedule, including the ability to obtain shareholder and regulatory approvals and the anticipated tax treatment of the Transaction and related transactions; risks relating to any unforeseen changes to or effects on liabilities, future capital expenditures, revenues, expenses, earnings, synergies, indebtedness, financial condition, losses and future prospects; Micro Focus’s ability to integrate HPE’s non-core software assets successfully after the closing of the Transaction and to achieve anticipated synergies; the risk that disruptions from the Transaction will harm Hewlett Packard Enterprise’s or Micro Focus’s businesses; and the effect of economic, competitive, legal, governmental and technological factors and other factors described under “Risk Factors” in Hewlett Packard Enterprise’s Annual Report on Form 10-K for the fiscal year ended October 31, 2015 and subsequent Quarterly Reports on Form 10-Q. For a discussion of important factors which could cause actual results to differ from forward looking statements relating to Micro Focus and the Micro Focus Group, please refer to Micro Focus’ Annual Report and Accounts 2016. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties.

Additional Information and Where to Find It

This communication is not for release, publication or distribution, in whole or in part, in, into or from any jurisdiction where to do so would constitute a violation of the relevant laws of such jurisdiction. This communication is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the Transaction or otherwise, nor shall there be any sale, issuance or transfer of securities of Micro Focus or HPE’s non-core software assets in any jurisdiction in contravention of applicable law. Micro Focus will publish a circular and prospectus in connection with the Transaction and any decision in respect of, or other response to, the Transaction should be made on the basis of the information contained in such documents. This communication does not constitute a prospectus or prospectus equivalent document.

No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. In connection with the proposed Transaction, Micro Focus will file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 or F-4, which will include a prospectus. In addition, HPE’s non-core software assets expect to file a registration statement in connection with its separation from Hewlett Packard Enterprise.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE CIRCULAR, REGISTRATION STATEMENTS/PROSPECTUSES AND ANY OTHER RELEVANT DOCUMENTS, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MICRO FOCUS, HPE’S NON-CORE SOFTWARE ASSETS AND THE TRANSACTION. Investors and security holders will be able to obtain the registration statements (when available) and other documents filed with the SEC free of charge from the SEC’s website, www.sec.gov. These documents (when available) can also be obtained free of charge from Hewlett Packard Enterprise by directing a written request to Hewlett Packard Enterprise at Hewlett Packard Enterprise Company, 3000 Hanover Street, Palo Alto, California 94304, Attention: Investor Relations, or by calling (650) 857-2246.

Overseas Jurisdictions

The release, publication or distribution of this communication in jurisdictions other than the United States or the United Kingdom, and the ability of shareholders located outside of these jurisdictions to participate in the Transaction, may be restricted by law and therefore any persons who are subject to the laws of any other jurisdiction should inform themselves about, and observe any applicable legal or regulatory requirements.

As in prior periods, the financial information set forth in this release, including tax-related items, reflects estimates based on information available at this time. While Hewlett Packard Enterprise believes these estimates to be reasonable, these amounts could differ materially from reported amounts in the Hewlett Packard Enterprise Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2016. Hewlett Packard Enterprise assumes no obligation and does not intend to update these forward-looking statements.

HEWLETT PACKARD ENTERPRISE COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF EARNINGS (Unaudited) (In millions, except per share amounts)

	Three months ended
	July 31, 2016	April 30, 2016	July 31, 2015
Net revenue	$12,210	$12,711	$13,057
Costs and expenses:
Cost of sales	8,638	9,068	9,307
Research and development	555	624	602
Selling, general and administrative	1,938	2,021	2,040
Amortization of intangible assets	210	201	225
Restructuring charges	369	161	24
Acquisition and other related charges	37	53	46
Separation costs	135	91	255
Defined benefit plan settlement charges	—	—	178
Impairment of data center assets	—	—	136
Gain on H3C divestiture	(2,169)	—	—

Total costs and expenses	9,713	12,219	12,813

Earnings from operations	2,497	492	244
Interest and other, net	(18)	(129)	4
Loss from equity interests (a)	(72)	—	—

Earnings before taxes	2,407	363	248

Provision for taxes	(135)	(43)	(24)

Net earnings	$2,272	$320	$224

Net earnings per share: (b)
Basic	$1.35	$0.19	$0.13
Diluted	$1.32	$0.18	$0.13
Cash dividends declared per share	$0.06	$0.06	$—
Weighted-average shares used to compute net earnings per share: (b)
Basic	1,681	1,725	1,804
Diluted	1,715	1,751	1,834

(a)	Represents the Company’s ownership interest in the net earnings of H3C, which it records as an equity method investment.

(b)	On November 1, 2015, HP Inc. (formerly Hewlett-Packard Company) distributed a total of 1.8 billion shares of Hewlett Packard Enterprise common stock to HP Inc. stockholders as of the record date. For comparative purposes, the same number of shares used to compute basic and diluted net earnings per share (“EPS”) for the fiscal year ended October 31, 2015 is used for the calculation of basic and diluted net EPS for all periods in fiscal 2015.

HEWLETT PACKARD ENTERPRISE COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF EARNINGS (Unaudited) (In millions, except per share amounts)

	Nine months ended July 31,
	2016	2015
Net revenue	$37,645	$38,659
Costs and expenses:
Cost of sales	26,818	27,705
Research and development	1,764	1,686
Selling, general and administrative	5,957	5,987
Amortization of intangible assets	629	632
Restructuring charges	841	404
Acquisition and other related charges	127	69
Separation costs	305	458
Defined benefit plan settlement charges	—	178
Impairment of data center assets	—	136
Gain on H3C divestiture	(2,169)	—

Total costs and expenses	34,272	37,255

Earnings from operations	3,373	1,404
Interest and other, net	(212)	(42)
Loss from equity interests (a)	(72)	(2)

Earnings before taxes	3,089	1,360

Provision for taxes	(230)	(284)

Net earnings	$2,859	$1,076

Net earnings per share: (b)
Basic	$1.66	$0.60
Diluted	$1.64	$0.59
Cash dividends declared per share	$0.22	$—
Weighted-average shares used to compute net earnings per share: (b)
Basic	1,722	1,804
Diluted	1,748	1,834

(a)	Represents the Company’s ownership interest in the net earnings of H3C, which it records as an equity method investment.

(a)	On November 1, 2015, HP Inc. (formerly Hewlett-Packard Company) distributed a total of 1.8 billion shares of Hewlett Packard Enterprise common stock to HP Inc. stockholders as of the record date. For comparative purposes, the same number of shares used to compute basic and diluted net earnings per share (“EPS”) for the fiscal year ended October 31, 2015 is used for the calculation of basic and diluted net EPS for all periods in fiscal 2015.

HEWLETT PACKARD ENTERPRISE COMPANY AND SUBSIDIARIES

ADJUSTMENTS TO GAAP NET EARNINGS, EARNINGS FROM OPERATIONS,

OPERATING MARGIN AND DILUTED NET EARNINGS PER SHARE

(Unaudited)

(In millions, except percentages and per share amounts)

	Three months ended July 31, 2016	Diluted net earnings per share	Three months ended April 30, 2016	Diluted net earnings per share	Three months ended July 31, 2015	Diluted net earnings per share
GAAP net earnings	$2,272	$1.32	$320	$0.18	$224	$0.13
Non-GAAP adjustments:
Amortization of intangible assets	210	0.12	201	0.11	225	0.12
Restructuring charges	369	0.22	161	0.09	24	0.01
Acquisition and other related charges	37	0.02	53	0.03	46	0.03
Separation costs	135	0.08	91	0.05	255	0.14
Defined benefit plan settlement charges	—	—	—	—	178	0.10
Impairment of data center assets	—	—	—	—	136	0.07
Gain on H3C divestiture	(2,169)	(1.26)	—	—	—	—
Loss from equity interests (a)	58	0.03	—	—	—	—
Tax indemnification adjustments	(60)	(0.03)	69	0.04	—	—
Adjustments for taxes	(12)	(0.01)	(164)	(0.08)	(217)	(0.13)

Non-GAAP net earnings	$840	$0.49	$731	$0.42	$871	$0.47

GAAP earnings from operations	$2,497		$492		$244
Non-GAAP adjustments:
Amortization of intangible assets	210		201		225
Restructuring charges	369		161		24
Acquisition and other related charges	37		53		46
Separation costs	135		91		255
Defined benefit plan settlement charges	—		—		178
Impairment of data center assets	—		—		136
Gain on H3C divestiture	(2,169)		—		—

Non-GAAP earnings from operations	$1,079		$998		$1,108

GAAP operating margin	20%		4%		2%
Non-GAAP adjustments	(11%)		4%		6%

Non-GAAP operating margin	9%		8%		8%

(a)	Primarily includes the amortization of the estimated basis difference and purchase accounting adjustments related to the H3C divestiture

HEWLETT PACKARD ENTERPRISE COMPANY AND SUBSIDIARIES

ADJUSTMENTS TO GAAP NET EARNINGS, EARNINGS FROM OPERATIONS,

OPERATING MARGIN AND DILUTED NET EARNINGS PER SHARE

(Unaudited)

(In millions, except percentages and per share amounts)

	Nine months ended July 31, 2016	Diluted net earnings per share	Nine months ended July 31, 2015	Diluted net earnings per share
GAAP net earnings	$2,859	$1.64	$1,076	$0.59
Non-GAAP adjustments:
Amortization of intangible assets	629	0.36	632	0.34
Restructuring charges	841	0.48	404	0.22
Acquisition and other related charges	127	0.07	69	0.04
Separation costs	305	0.17	458	0.25
Defined benefit plan settlement charges	—	—	178	0.10
Impairment of data center assets	—	—	136	0.07
Gain on H3C divestiture	(2,169)	(1.24)	—	—
Loss from equity interests (a)	58	0.03	—	—
Tax indemnification adjustments	(6)	—	—	—
Adjustments for taxes	(342)	(0.19)	(418)	(0.23)

Non-GAAP net earnings	$2,302	$1.32	$2,535	$1.38

GAAP earnings from operations	$3,373		$1,404
Non-GAAP adjustments:
Amortization of intangible assets	629		632
Restructuring charges	841		404
Acquisition and other related charges	127		69
Separation costs	305		458
Defined benefit plan settlement charges	—		178
Impairment of data center assets	—		136
Gain on H3C divestiture	(2,169)		—

Non-GAAP earnings from operations	$3,106		$3,281

GAAP operating margin	9%		4%
Non-GAAP adjustments	(1%)		4%

Non-GAAP operating margin	8%		8%

(a)	Primarily includes the amortization of the estimated basis difference and purchase accounting adjustments related to the H3C divestiture

HEWLETT PACKARD ENTERPRISE COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In millions, except par value)

	As of
	July 31, 2016	October 31, 2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,743	$9,842
Accounts receivable	6,951	8,538
Financing receivables	3,030	2,918
Inventory	1,848	2,198
Assets held for sale (b)	906	—
Other current assets (a)	4,992	6,468

Total current assets	28,470	29,964

Property, plant and equipment	9,579	9,886
Long-term financing receivables and other assets (a)	12,715	10,875
Investments in equity interests	2,675	—
Goodwill and intangible assets	25,382	29,191

Total assets (a)	$78,821	$79,916

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and short-term borrowings	$911	$691
Accounts payable	5,030	5,828
Employee compensation and benefits	2,206	2,902
Taxes on earnings (a)	366	476
Deferred revenue	4,749	5,154
Liabilities held for sale (b)	197	—
Other accrued liabilities	6,025	6,942

Total current liabilities	19,484	21,993

Long-term debt	15,354	15,103
Other liabilities (a)	11,157	8,902
Stockholders’ equity
HPE stockholders’ equity:
Preferred stock, $0.01 par value (300 shares authorized; none issued and outstanding at July 31, 2016)
Common stock, $0.01 par value (9,600 shares authorized; 1,664 issued and outstanding at July 31, 2016)	17	—
Additional paid-in capital	35,100	—
Retained earnings	2,486	—
Former Parent company investment	—	38,550
Accumulated other comprehensive loss	(5,177)	(5,015)

Total HPE stockholders’ equity	32,426	33,535
Non-controlling interests	400	383

Total stockholders’ equity	32,826	33,918

Total liabilities and stockholders’ equity (a)	$78,821	$79,916

(a)	During the first quarter of fiscal 2016, the Company early adopted the guidance on the balance sheet classification of deferred taxes and elected to apply it retrospectively to all periods presented. As such, prior period amounts have been reclassified to conform to the current presentation.

(b)	During the third quarter of fiscal 2016, the Company signed a definitive agreement with The Blackstone Group to sell at least 84% of its equity stake in MphasiS Limited and as such, the transaction met all of the held for sale criteria.

HEWLETT PACKARD ENTERPRISE COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS (Unaudited) (In millions)

	Three months ended July 31, 2016	Nine months ended July 31, 2016
Cash flows from operating activities:
Net earnings	$2,272	$2,859
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	954	2,903
Stock-based compensation expense	129	432
Provision for doubtful accounts and inventory	57	166
Restructuring charges	369	841
Deferred taxes on earnings	(981)	(1,012)
Excess tax benefit from stock-based compensation	(5)	(9)
Gain from H3C divestiture	(2,169)	(2,169)
Loss from equity interests	72	72
Other, net	35	114
Changes in operating assets and liabilities, net of acquisitions: (a)
Accounts receivable	622	988
Financing receivables	(43)	(252)
Inventory	189	3
Accounts payable	(271)	(683)
Taxes on earnings	1,128	781
Restructuring	(257)	(746)
Other assets and liabilities	(387)	(1,542)

Net cash provided by operating activities	1,714	2,746

Cash flows from investing activities:
Investment in property, plant and equipment	(860)	(2,412)
Proceeds from sale of property, plant and equipment	117	317
Purchases of available-for-sale securities and other investments	(199)	(540)
Maturities and sales of available-for-sale securities and other investments	229	499
Payments made in connection with business acquisitions, net of cash acquired	(9)	(22)
Proceeds from business divestitures, net	2,473	2,788

Net cash provided by investing activities	1,751	630

Cash flows from financing activities:
Short-term borrowings with original maturities less than 90 days, net	(15)	(51)
Issuance of debt	212	782
Payment of debt	(214)	(568)
Settlement of cash flow hedge	—	3
Issuance of common stock under employee stock plans	61	79
Repurchase of common stock	(1,450)	(2,662)
Net transfer from former Parent	—	491
Excess tax benefit from stock-based compensation	5	9
Cash dividends paid	(91)	(281)

Net cash used in financing activities	(1,492)	(2,198)

Increase in cash and cash equivalents	1,973	1,178
Cash held for sale (a)	(240)	(277)
Cash and cash equivalents at beginning of period	9,010	9,842

Cash and cash equivalents at end of period	$10,743	$10,743

(a)	During the third quarter of fiscal 2016, the Company signed a definitive agreement with The Blackstone Group to sell at least 84% of its equity stake in MphasiS Limited and as such, the transaction met all of the held for sale criteria. The impact of assets and liabilities reclassified as held for sale during the period, was not considered in the changes in operating assets and liabilities, net of acquisitions reconciliation within cash flows from operating activities.

HEWLETT PACKARD ENTERPRISE COMPANY AND SUBSIDIARIES SEGMENT INFORMATION (Unaudited) (In millions)

	Three months ended
	July 31, 2016	April 30, 2016	July 31, 2015
Net revenue: (a)
Enterprise Group	$6,476	$7,010	$7,007
Enterprise Services	4,725	4,723	4,976
Software	738	774	901
Financial Services	812	788	807
Corporate Investments	—	2	1

Total segment net revenue	12,751	13,297	13,692
Elimination of intersegment net revenue and other	(541)	(586)	(635)

Total Hewlett Packard Enterprise consolidated and combined net revenue	$12,210	$12,711	$13,057

Earnings before taxes: (a)
Enterprise Group	$815	$817	$881
Enterprise Services	393	317	285
Software	131	192	185
Financial Services	80	73	87
Corporate Investments	(83)	(87)	(109)

Total segment earnings from operations	1,336	1,312	1,329
Corporate and unallocated costs and eliminations	(128)	(176)	(104)
Stock-based compensation expense	(129)	(138)	(117)
Amortization of intangible assets	(210)	(201)	(225)
Restructuring charges	(369)	(161)	(24)
Acquisition and other related charges	(37)	(53)	(46)
Separation costs	(135)	(91)	(255)
Defined benefit plan settlement charges	—	—	(178)
Impairment of data center assets	—	—	(136)
Gain on H3C Divestiture	2,169	—	—
Interest and other, net	(18)	(129)	4

Loss from equity interests(b)	(72)	—	—

Total Hewlett Packard Enterprise consolidated and combined earnings before taxes	$2,407	$363	$248

(a)	Effective at the beginning of the first quarter of fiscal 2016, HPE implemented organizational changes to align its segment financial reporting more closely with its current business structure. These organizational changes resulted in: (i) within the Enterprise Group segment, the consolidation of the Industry Standard Servers and Business Critical Systems business units into the newly formed Servers business unit; and (ii) the transfer of certain Cloud-related marketing headcount activities from the Corporate Investment segment to the Enterprise Group segment. HPE reflected these changes to its segment information retrospectively to the earliest period presented, which resulted in: (i) the consolidation of net revenue from the Industry Standard Servers and Business Critical Systems business units into the Servers business unit within the Enterprise Group segment; and (ii) the transfer of operating expenses from the Corporate Investment segment to the Enterprise Group segment. These changes had no impact on HPE’s previously reported consolidated and combined net revenue, earnings from operations, net earnings or net earnings per share.

(b)	Represents the Company’s ownership interest in the net earnings of H3C, which it records as an equity method investment.

HEWLETT PACKARD ENTERPRISE COMPANY AND SUBSIDIARIES SEGMENT INFORMATION (Unaudited) (In millions)

	Nine months ended July 31,
	2016	2015
Net revenue: (a)
Enterprise Group	$20,537	$20,549
Enterprise Services	14,136	14,786
Software	2,292	2,663
Financial Services	2,376	2,415
Corporate Investments	3	6

Total segment net revenue	39,344	40,419
Elimination of intersegment net revenue and other	(1,699)	(1,760)

Total Hewlett Packard Enterprise consolidated and combined net revenue	$37,645	$38,659

Earnings before taxes: (a)
Enterprise Group	$2,576	$2,862
Enterprise Services	948	607
Software	459	501
Financial Services	253	262
Corporate Investments	(269)	(308)

Total segment earnings from operations	3,967	3,924
Corporate and unallocated costs and eliminations	(429)	(290)
Stock-based compensation expense	(432)	(353)
Amortization of intangible assets	(629)	(632)
Restructuring charges	(841)	(404)
Acquisition and other related charges	(127)	(69)
Separation costs	(305)	(458)
Defined benefit plan settlement charges	—	(178)
Impairment of data center assets	—	(136)
Gain on H3C Divestiture	2,169	—
Interest and other, net	(212)	(42)

Loss from equity interests(b)	(72)	(2)

Total Hewlett Packard Enterprise consolidated and combined earnings before taxes	$3,089	$1,360

(a)	Effective at the beginning of the first quarter of fiscal 2016, HPE implemented organizational changes to align its segment financial reporting more closely with its current business structure. These organizational changes resulted in: (i) within the Enterprise Group segment, the consolidation of the Industry Standard Servers and Business Critical Systems business units into the newly formed Servers business unit; and (ii) the transfer of certain Cloud-related marketing headcount activities from the Corporate Investment segment to the Enterprise Group segment. HPE reflected these changes to its segment information retrospectively to the earliest period presented, which resulted in: (i) the consolidation of net revenue from the Industry Standard Servers and Business Critical Systems business units into the Servers business unit within the Enterprise Group segment; and (ii) the transfer of operating expenses from the Corporate Investment segment to the Enterprise Group segment. These changes had no impact on HPE’s previously reported consolidated and combined net revenue, earnings from operations, net earnings or net earnings per share.

(b)	Represents the Company’s ownership interest in the net earnings of H3C, which it records as an equity method investment.

HEWLETT PACKARD ENTERPRISE COMPANY AND SUBSIDIARIES SEGMENT/BUSINESS UNIT INFORMATION (Unaudited) (In millions, except percentages)

	Three months ended			Change (%)
	July 31, 2016	April 30, 2016	July 31, 2015	Q/Q	Y/Y
Net revenue: (a)
Enterprise Group
Servers	$3,368	$3,561	$3,520	(5%)	(4%)
Technology Services	1,745	1,823	1,880	(4%)	(7%)
Networking	639	874	823	(27%)	(22%)
Storage	724	752	784	(4%)	(8%)

Total Enterprise Group	6,476	7,010	7,007	(8%)	(8%)

Enterprise Services
Infrastructure Technology Outsourcing	2,866	2,839	3,036	1%	(6%)
Application and Business Services	1,859	1,884	1,940	(1%)	(4%)

Total Enterprise Services	4,725	4,723	4,976	0%	(5%)

Software	738	774	901	(5%)	(18%)

Financial Services	812	788	807	3%	1%

Corporate Investments	—	2	1	(100%)	(100%)

Total segment net revenue	12,751	13,297	13,692	(4%)	(7%)

Elimination of intersegment net revenue and other	(541)	(586)	(635)	(8%)	(15%)

Total Hewlett Packard Enterprise consolidated and combined net revenue	$12,210	$12,711	$13,057	(4%)	(6%)

(a)	Effective at the beginning of the first quarter of fiscal 2016, HPE implemented organizational changes to align its segment financial reporting more closely with its current business structure. These organizational changes resulted in: (i) within the Enterprise Group segment, the consolidation of the Industry Standard Servers and Business Critical Systems business units into the newly formed Servers business unit; and (ii) the transfer of certain Cloud-related marketing headcount activities from the Corporate Investment segment to the Enterprise Group segment. HPE reflected these changes to its segment information retrospectively to the earliest period presented, which resulted in: (i) the consolidation of net revenue from the Industry Standard Servers and Business Critical Systems business units into the Servers business unit within the Enterprise Group segment; and (ii) the transfer of operating expenses from the Corporate Investment segment to the Enterprise Group segment. These changes had no impact on HPE’s previously reported consolidated and combined net revenue, earnings from operations, net earnings or net earnings per share.

HEWLETT PACKARD ENTERPRISE COMPANY AND SUBSIDIARIES SEGMENT/BUSINESS UNIT INFORMATION (Unaudited) (In millions, except percentages)

	Nine months ended July 31,		Change (%)
	2016	2015	Y/Y
Net revenue: (a)
Enterprise Group
Servers	$10,497	$10,447	0%
Technology Services	5,378	5,800	(7%)
Networking	2,376	1,941	22%
Storage	2,286	2,361	(3%)

Total Enterprise Group	20,537	20,549	0%

Enterprise Services
Infrastructure Technology Outsourcing	8,579	9,039	(5%)
Application and Business Services	5,557	5,747	(3%)

Total Enterprise Services	14,136	14,786	(4%)

Software	2,292	2,663	(14%)

Financial Services	2,376	2,415	(2%)

Corporate Investments	3	6	(50%)

Total segment net revenue	39,344	40,419	(3%)

Elimination of intersegment net revenue and other	(1,699)	(1,760)	(3%)

Total Hewlett Packard Enterprise consolidated and combined net revenue	$37,645	$38,659	(3%)

(a)	Effective at the beginning of the first quarter of fiscal 2016, HPE implemented organizational changes to align its segment financial reporting more closely with its current business structure. These organizational changes resulted in (i) within the Enterprise Group segment, the consolidation of the Industry Standard Servers and Business Critical Systems business units into the newly formed Servers business unit; and (ii) the transfer of certain Cloud-related marketing headcount activities from the Corporate Investment segment to the Enterprise Group segment. HPE reflected these changes to its segment information retrospectively to the earliest period presented, which resulted in: (i) the consolidation of net revenue from the Industry Standard Servers and Business Critical Systems business units into the Servers business unit within the Enterprise Group segment; and (ii) the transfer of operating expenses from the Corporate Investment segment to the Enterprise Group segment. These changes had no impact on HPE’s previously reported consolidated and combined net revenue, earnings from operations, net earnings or net earnings per share.

HEWLETT PACKARD ENTERPRISE COMPANY AND SUBSIDIARIES SEGMENT OPERATING MARGIN SUMMARY DATA (Unaudited)

	Three months ended	Change in Operating Margin (pts)
	July 31, 2016	Q/Q	Y/Y
Segment operating margin: (a)
Enterprise Group	12.6%	0.9 pts	0.0 pts
Enterprise Services	8.3%	1.6 pts	2.6 pts
Software	17.8%	(7.0) pts	(2.7) pts
Financial Services	9.9%	0.6 pts	(0.9) pts
Corporate Investments (b)	NM	NM	NM
Total segment operating margin	10.5%	0.6 pts	0.8 pts

(a)	Effective at the beginning of the first quarter of fiscal 2016, HPE implemented organizational changes to align its segment financial reporting more closely with its current business structure. These organizational changes resulted in: (i) within the Enterprise Group segment, the consolidation of the Industry Standard Servers and Business Critical Systems business units into the newly formed Servers business unit; and (ii) the transfer of certain Cloud-related marketing headcount activities from the Corporate Investment segment to the Enterprise Group segment. HPE reflected these changes to its segment information retrospectively to the earliest period presented, which resulted in: (i) the consolidation of net revenue from the Industry Standard Servers and Business Critical Systems business units into the Servers business unit within the Enterprise Group segment; and (ii) the transfer of operating expenses from the Corporate Investment segment to the Enterprise Group segment. These changes had no impact on HPE’s previously reported consolidated and combined net revenue, earnings from operations, net earnings or net earnings per share.

(b)	“NM” represents not meaningful.

HEWLETT PACKARD ENTERPRISE COMPANY AND SUBSIDIARIES CALCULATION OF DILUTED NET EARNINGS PER SHARE (Unaudited) (In millions, except per share amounts)

	Three months ended
	July 31, 2016	April 30, 2016	July 31, 2015
Numerator:
GAAP net earnings	$2,272	$320	$224

Non-GAAP net earnings	$840	$731	$871

Denominator: (a)
Weighted-average shares used to compute basic net earnings per share (b)	1,681	1,725	1,804
Dilutive effect of employee stock plans (c)(d)	34	26	30

Weighted-average shares used to compute diluted net earnings per share	1,715	1,751	1,834

GAAP diluted net earnings per share	$1.32	$0.18	$0.13

Non-GAAP diluted net earnings per share	$0.49	$0.42	$0.47

(a)	On November 1, 2015, HP Inc. (formerly Hewlett-Packard Company) distributed a total of 1.8 billion shares of Hewlett Packard Enterprise common stock to HP Inc. stockholders as of the record date. For comparative purposes, the same number of shares used to compute diluted net earnings per share for the three months ended October 31, 2015 is used for the calculation of basic and diluted net EPS for all periods in fiscal 2015.

(b)	For all periods in fiscal 2015, the number of shares outstanding is the number of Hewlett-Packard Company shares outstanding at October 31, 2015.

(c)	Includes any dilutive effect of restricted stock awards, stock options and performance-based awards.

(d)	For all periods in fiscal 2015, the Company calculates the weighted-average dilutive effect of employee stock plans after conversion, by multiplying the fiscal 2015 dilutive Hewlett-Packard Company stock-based awards attributable to Hewlett Packard Enterprise employees by the price conversion ratio used to convert those awards to equivalent units of Hewlett Packard Enterprise awards on the separation date. The price conversion ratio was calculated using the closing price of Hewlett-Packard Company common shares on October 31, 2015 divided by the opening price of Hewlett Packard Enterprise common shares on November 2, 2015.

HEWLETT PACKARD ENTERPRISE COMPANY AND SUBSIDIARIES CALCULATION OF DILUTED NET EARNINGS PER SHARE (Unaudited) (In millions, except per share amounts)

	Nine months ended July 31,
	2016	2015
Numerator:
GAAP net earnings	$2,859	$1,076

Non-GAAP net earnings	$2,302	$2,535

Denominator: (a)
Weighted-average shares used to compute basic net earnings per share (b)	1,722	1,804
Dilutive effect of employee stock plans (c)(d)	26	30

Weighted-average shares used to compute diluted net earnings per share	1,748	1,834

GAAP diluted net earnings per share	$1.64	$0.59

Non-GAAP diluted net earnings per share	$1.32	$1.38

(a)	On November 1, 2015, HP Inc. (formerly Hewlett-Packard Company) distributed a total of 1.8 billion shares of Hewlett Packard Enterprise common stock to HP Inc. stockholders as of the record date. For comparative purposes, the same number of shares used to compute diluted net earnings per share for the three months ended October 31, 2015 is used for the calculation of basic and diluted net EPS for all periods in fiscal 2015.

(b)	For all periods in fiscal 2015, the number of shares outstanding is the number of Hewlett-Packard Company shares outstanding at October 31, 2015.

(c)	Includes any dilutive effect of restricted stock awards, stock options and performance-based awards.

(d)	For all periods in fiscal 2015, the Company calculates the weighted-average dilutive effect of employee stock plans after conversion, by multiplying the fiscal 2015 dilutive Hewlett-Packard Company stock-based awards attributable to Hewlett Packard Enterprise employees by the price conversion ratio used to convert those awards to equivalent units of Hewlett Packard Enterprise awards on the separation date. The price conversion ratio was calculated using the closing price of Hewlett-Packard Company common shares on October 31, 2015 divided by the opening price of Hewlett Packard Enterprise common shares on November 2, 2015.

Use of non-GAAP financial measures

To supplement Hewlett Packard Enterprise’s condensed consolidated and combined financial statement information presented on a GAAP basis, Hewlett Packard Enterprise provides revenue on a constant currency basis, revenue adjusted for divestitures and currency, non-GAAP operating expenses, non-GAAP operating profit, non-GAAP operating margin, non-GAAP income tax rate, non-GAAP net earnings, non-GAAP diluted net earnings per share, gross cash, free cash flow, net capital expenditures, net debt, net cash, operating company net debt and operating company net cash financial measures. Hewlett Packard Enterprise also provides forecasts of non-GAAP diluted net earnings per share and free cash flow.

These non-GAAP financial measures are not computed in accordance with, or as an alternative to, generally accepted accounting principles in the United States. The GAAP measure most directly comparable to revenue on a constant currency basis is revenue. The GAAP measure most directly comparable to revenue adjusted for divestitures and currency is revenue. The GAAP measure most directly comparable to non-GAAP operating expense is total costs and expenses. The GAAP measure most directly comparable to non-GAAP operating profit is earnings from operations. The GAAP measure most directly comparable to non-GAAP operating margin is operating margin. The GAAP measure most directly comparable to non-GAAP income tax rate is income tax rate. The GAAP measure most directly comparable to non-GAAP net earnings is net earnings. The GAAP measure most directly comparable to non-GAAP diluted net earnings per share is diluted net earnings per share. The GAAP measure most directly comparable to gross cash is cash and cash equivalents. The GAAP measure most directly comparable to free cash flow is cash flow from operations. The GAAP measure most directly comparable to net capital expenditures is investment in property, plant and equipment. The GAAP measure most directly comparable to net debt and operating company net debt is total company debt. The GAAP measure most directly comparable to each of net cash and operating company net cash is cash and cash equivalents. Reconciliations of each of these non-GAAP financial measures to GAAP information are included in the tables above or elsewhere in the materials accompanying this news release.

Use and economic substance of non-GAAP financial measures used by Hewlett Packard Enterprise

Revenue on a constant currency basis assumes no change in the foreign exchange rate from the prior-year period. Revenue adjusted for divestitures and currency excludes revenue resulting from businesses divestitures in fiscal 2016, 2015 and 2014 and also assumes no change in the foreign exchange rate from the prior-year period. Non-GAAP operating expenses, non-GAAP operating profit and non-GAAP operating margin are defined to exclude the effects of a gain on the H3C divestiture and any charges relating to the amortization of intangible assets, restructuring charges, charges relating to the separation transaction, acquisition and other related charges, adjustments to loss in equity interests, impairment of data center assets and defined benefit plan settlement charges. Non-GAAP net earnings and non-GAAP diluted net earnings per share consist of net earnings or diluted net earnings per share excluding those same charges and valuation allowances and separation taxes, and tax indemnification adjustments. In addition, non-GAAP net earnings and non-GAAP diluted net earnings per share are adjusted by the amount of additional taxes or tax benefits associated with each non-GAAP item. Hewlett Packard Enterprise’s management uses these non-GAAP financial measures for purposes of evaluating Hewlett Packard Enterprise’s historical and prospective financial performance, as well as Hewlett Packard Enterprise’s performance relative to its competitors. Hewlett Packard Enterprise’s management also uses these non-GAAP measures to further its own understanding of Hewlett Packard Enterprise’s segment operating performance. Hewlett Packard Enterprise believes that excluding the items mentioned above from these non-GAAP financial measures allows Hewlett Packard Enterprise’s management to better understand Hewlett Packard Enterprise’s consolidated financial performance in relation to the operating results of Hewlett Packard Enterprise’s segments, as Hewlett Packard Enterprise’s management does not believe that the excluded items are reflective of ongoing operating results. More specifically, Hewlett Packard Enterprise’s management excludes each of those items mentioned above for the following reasons:

•	Hewlett Packard Enterprise recorded a gain of $2.2B on the sale of its assets and liabilities identified as part of the H3C transaction during the third quarter of fiscal 2016. Hewlett Packard Enterprise excludes this gain for purposes of calculating these non-GAAP measures because it believes that this one-time gain does not reflect the Company’s ongoing operational performance, thereby facilitating a more meaningful evaluation of Hewlett Packard Enterprise’s current operating performance and comparisons to Hewlett Packard Enterprise’s operating performance in other periods

•	Hewlett Packard Enterprise incurs charges relating to the amortization of intangible assets. Those charges are included in Hewlett Packard Enterprise’s GAAP earnings from operations, operating margin, net earnings and diluted net earnings per share. Such charges are significantly impacted by the timing and magnitude of Hewlett Packard Enterprise’s acquisitions and any related impairment charges. Consequently, Hewlett Packard Enterprise excludes these charges for purposes of calculating these non-GAAP measures to facilitate a more meaningful evaluation of Hewlett Packard Enterprise’s current operating performance and comparisons to Hewlett Packard Enterprise’s operating performance in other periods.

•	Restructuring charges are costs associated with a formal restructuring plan and are primarily related to (i) employee termination costs and benefits (ii) costs to vacate duplicative facilities and (iii) an accelerated employee stock compensation program. Hewlett Packard Enterprise excludes these restructuring costs (and any reversals of charges recorded in prior periods) for purposes of calculating these non-GAAP measures because it believes that these historical costs do not reflect expected future operating expenses and do not contribute to a meaningful evaluation of Hewlett Packard Enterprise’s current operating performance or comparisons to Hewlett Packard Enterprise’s operating performance in other periods.

•	Separation costs are expenses associated with HPI’s (formerly known as “Hewlett-Packard Company” or “HP Co.”) separation into two independent publicly-traded companies and the recently announced spin-off and merger of the Enterprise Services business. The charges are primarily related to third-party consulting, contractor fees, early debt settlement costs, marketing and branding related expenses, and other incremental costs incurred to complete the transactions. Hewlett Packard Enterprise excludes these separation costs for purposes of calculating these non-GAAP measures to facilitate a more meaningful evaluation of Hewlett Packard Enterprise’s current operating performance and comparisons to Hewlett Packard Enterprise’s operating performance in other periods.

•	Hewlett Packard Enterprise incurs cost related to its acquisitions and divestitures, most of which are treated as non-cash or non-capitalized expenses. The charges are direct expenses such as professional fees and retention costs, as well as non-cash adjustments to the fair value of certain acquired assets such as inventory. Because non-cash or non-capitalized acquisition-related expenses are inconsistent in amount and frequency and are significantly impacted by the timing and nature of Hewlett Packard Enterprise’s acquisitions and divestitures, Hewlett Packard Enterprise believes that eliminating such expenses for purposes of calculating these non-GAAP measures facilitates a more meaningful evaluation of Hewlett Packard Enterprise’s current operating performance and comparisons to Hewlett Packard Enterprise’s past operating performance.

•	Adjustments to loss from equity interests included purchase accounting adjustments and the amortization of the estimated basis difference in relation to the H3C divestiture that was completed during the third quarter of fiscal 2016. Hewlett Packard Enterprise believes that eliminating these amounts for purposes of calculating non-GAAP operating profit facilitates a more meaningful evaluation of Hewlett Packard Enterprise’s current operating performance and comparisons to Hewlett Packard Enterprise’s operating performance in other periods.

•	Hewlett Packard Enterprise incurs impairment charges related to its exit from certain data centers. Such charges are inconsistent in amount and frequency. Hewlett Packard Enterprise believes that eliminating these amounts for purposes of calculating non-GAAP operating profit facilitates a more meaningful evaluation of Hewlett Packard Enterprise’s current operating performance and comparisons to Hewlett Packard Enterprise’s operating performance in other periods.

•	Hewlett Packard Enterprise incurs defined benefit plan settlement charges relating to U.S. HP pension plan. The charges are associated with the net settlement and remeasurement resulting from voluntary lump sum payments offered to certain terminated vested participants. Hewlett Packard Enterprise excludes these charges for the purpose of calculating these non-GAAP measures to facilitate a more meaningful evaluation of Hewlett Packard Enterprise’s current operating performance and comparisons to Hewlett Packard Enterprise’s operating performance in other periods.

•	Tax indemnification adjustments are related to changes in the indemnification positions between Hewlett Packard Enterprise and HPI that are recorded by the Company as pre-tax income or expense and not considered tax expense. Hewlett Packard Enterprise excludes these charges for the purpose of calculating these non-GAAP measures to facilitate a more meaningful evaluation of Hewlett Packard Enterprise’s current operating performance and comparisons to Hewlett Packard Enterprise’s operating performance in other periods.

•	As a result of the separation, Hewlett Packard Enterprise recorded net tax benefits comprising the reversal of a previously recorded valuation allowance, the write off of certain deferred taxes that will no longer provide any future benefits to the Company and the effect of a separation related tax deduction. Hewlett Packard Enterprise believes that eliminating these amounts for purposes of calculating non-GAAP net earnings facilitates a more meaningful comparison of Hewlett Packard Enterprise’s net earnings to other periods.

Material limitations associated with use of non-GAAP financial measures

These non-GAAP financial measures have limitations as analytical tools, and these measures should not be considered in isolation or as a substitute for analysis of Hewlett Packard Enterprise’s results as reported under GAAP. Some of the limitations in relying on these non-GAAP financial measures are:

•	Items such as amortization of intangible assets, though not directly affecting Hewlett Packard Enterprise’s cash position, represent the loss in value of intangible assets over time. The expense associated with this loss in value is not included in non-GAAP operating expenses, non-GAAP operating profit, non-GAAP operating margin, non-GAAP net earnings or non-GAAP diluted net earnings per share, and therefore does not reflect the full economic effect of the loss in value of those intangible assets.

•	Items such as restructuring charges and separation costs that are excluded from non-GAAP operating expenses, non-GAAP operating profit, non-GAAP operating margin, non-GAAP net earnings and non-GAAP diluted net earnings per share can have a material impact on the equivalent GAAP earnings measure and cash flows.

•	Hewlett Packard Enterprise may not be able to immediately liquidate the short-term and long-term investments included in gross cash, which may limit the usefulness of gross cash as a liquidity measure.

•	Other companies may calculate revenue on a constant currency basis, non-GAAP operating profit, non-GAAP operating margin, non-GAAP net earnings and non-GAAP diluted net earnings per share differently than Hewlett Packard Enterprise does, limiting the usefulness of those measures for comparative purposes.

Compensation for limitations associated with use of non-GAAP financial measures

Hewlett Packard Enterprise compensates for the limitations on its use of non-GAAP financial measures by relying primarily on its GAAP results and using non-GAAP financial measures only as supplement. Hewlett Packard Enterprise also provides a reconciliation of each non-GAAP financial measure to its most directly comparable GAAP measure within this news release and in other written materials that include these non-GAAP financial measures, and Hewlett Packard Enterprise encourages investors to review carefully those reconciliations.

Usefulness of non-GAAP financial measures to investors

Hewlett Packard Enterprise believes that providing revenue on a constant currency basis, revenue adjusted for divestitures and currency, non-GAAP operating expenses, non-GAAP operating profit, non-GAAP operating margin, non-GAAP income tax rate, non-GAAP net earnings, non-GAAP diluted net earnings per share, gross cash, free cash flow, net capital expenditures, net debt, net cash, operating company net debt and operating company net cash financial measures to investors in addition to the related GAAP measures provides investors with greater transparency to the information used by Hewlett Packard Enterprise’s management in its financial and operational decision making and allows investors to see Hewlett Packard Enterprise’s results “through the eyes” of management. Hewlett Packard Enterprise further believes that providing this information better enables Hewlett Packard Enterprise’s investors to understand Hewlett Packard Enterprise’s operating performance and to evaluate the efficacy of the methodology and information used by Hewlett Packard Enterprise’s management to evaluate and measure such performance. Disclosure of these non-GAAP financial measures also facilitates comparisons of Hewlett Packard Enterprise’s operating performance with the performance of other companies in Hewlett Packard Enterprise’s industry that supplement their GAAP results with non-GAAP financial measures that may be calculated in a similar manner.

Use of adjusted non-GAAP financial measures

Hewlett Packard Enterprise included adjusted non-GAAP financial measures for fiscal 2015, such as adjusted non-GAAP diluted net earnings per share, adjusted cash flow from operations and adjusted free cash flow, in this news release and the materials that accompany it because management believes they help to facilitate comparisons of the Company’s operating results between the periods presented. The unaudited adjusted non-GAAP diluted net earnings per share and cash flow metrics are used to provide a better assessment of the run-rate of its continuing operations. The adjusted amounts do not necessarily reflect what the fiscal 2015 non-GAAP diluted net EPS and cash flow metrics of Hewlett Packard Enterprise would have been had the separation occurred on November 1, 2014. They also may not be useful in predicting the future financial condition and results of operations of the separate companies. The actual results of operations as reported in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission differ from the adjusted amounts reflected herein due to a variety of factors.

© 2016 Hewlett Packard Enterprise, L.P. The information contained herein is subject to change without notice. Hewlett Packard Enterprise shall not be liable for technical or editorial errors or omissions contained herein.

Worldwide and regional revenue bridges - adjusted for divestiture and currency 1

HPE WW	Y/Y %				Y/Y %
	Q115	Q215	Q315	Q415	Q116	Q216	Q316
Revenue as Reported	(5)%	(8)%	(5)%	(4)%	(3)%	1%	(7)%
Impact of divestitures	0 pts	(0) pts	(0) pts	(1) pts	(0) pts	(0) pts	(4) pts
Impact of currency	(3) pts	(6) pts	(8) pts	(7) pts	(6) pts	(4) pts	(2) pts
Revenue change Y/Y (CC, ex-divest)	(2)%	(1)%	3%	4%	4%	5%	(1)%

HPE AMS	Y/Y %				Y/Y %
	Q115	Q215	Q315	Q415	Q116	Q216	Q316
Revenue as Reported	(5)%	(4)%	(1)%	(1)%	(2)%	4%	1%
Impact of divestitures	(0) pts	(0) pts	(0) pts	(1) pts	(1) pts	(2) pts	(2) pts
Impact of currency	(1) pts	(2) pts	(3) pts	(3) pts	(3) pts	(2) pts	(1) pts
Revenue change Y/Y (CC, ex-divest)	(3)%	(2)%	2%	3%	2%	8%	4%

US	Y/Y %				Y/Y %
	Q115	Q215	Q315	Q415	Q116	Q216	Q316
Revenue as Reported	(5)%	(4)%	(3)%	(3)%	0%	6%	4%
Impact of divestitures	0 pts	0 pts	0 pts	(1) pts	(1) pts	(2) pts	(2) pts
Revenue change Y/Y (CC, ex-divest)	(5)%	(4)%	(3)%	(2)%	1%	8%	6%

HPE EMEA	Y/Y %				Y/Y %
	Q115	Q215	Q315	Q415	Q116	Q216	Q316
Revenue as Reported	(8)%	(13)%	(9)%	(8)%	(5)%	(3)%	(9)%
Impact of divestitures	0 pts	0 pts	(0) pts	(0) pts	(0) pts	(1) pts	(1) pts
Impact of currency	(4) pts	(11) pts	(14) pts	(11) pts	(10) pts	(4) pts	(3) pts
Revenue change Y/Y (CC, ex-divest)	(3)%	(2)%	4%	3%	5%	2%	(6)%

HPE APJ	Y/Y %				Y/Y %
	Q115	Q215	Q315	Q415	Q116	Q216	Q316
Revenue as Reported	(2)%	(4)%	(4)%	(5)%	1%	2%	(21)%
Impact of divestitures	(1) pts	(2) pts	(1) pts	1 pts	1 pts	4 pts	(14) pts
Impact of currency	(4) pts	(6) pts	(8) pts	(11) pts	(8) pts	(5) pts	(4) pts
Revenue change Y/Y (CC, ex-divest)	2%	4%	5%	5%	8%	4%	(3)%

1.	Revenue adjusted to exclude amounts for the following diversitures: H3C (EG), Convenience Pay (ES), Marketing Optimization (SW), TippingPoint (SW), iManage (SW), Live Vault (SW). Revenue adjusted to eliminate the impact of currency
2.	Amounts may not add due to rounding

Trended segment revenue bridges - adjusted for divestiture and currency 1

Enterprise Group	Y/Y %				Y/Y %
	Q115	Q215	Q315	Q415	Q116	Q216	Q316
Revenue as Reported	0%	(1)%	2%	1%	1%	7%	(8)%
Impact of divestitures	(0) pts	(1) pts	(1) pts	(0) pts	0 pts	1 pts	(5) pts
Impact of currency	(3) pts	(6) pts	(7) pts	(7) pts	(6) pts	(4) pts	(2) pts
Revenue change Y/Y (CC, ex-divest)	3%	6%	10%	9%	7%	9%	0%

Enterprise Services	Y/Y %				Y/Y %
	Q115	Q215	Q315	Q415	Q116	Q216	Q316
Revenue as Reported	(11)%	(16)%	(11)%	(9)%	(6)%	(2)%	(5)%
Impact of divestitures	0 pts	0 pts	0 pts	0 pts	(0) pts	(0) pts	(0) pts
Impact of currency	(3) pts	(6) pts	(8) pts	(7) pts	(6) pts	(3) pts	(2) pts
Revenue change Y/Y (CC, ex-divest)	(8)%	(10)%	(3)%	(2)%	0%	1%	(3)%

Software	Y/Y %				Y/Y %
	Q115	Q215	Q315	Q415	Q116	Q216	Q316
Revenue as Reported	(5)%	(8)%	(6)%	(12)%	(10)%	(13)%	(18)%
Impact of divestitures	0 pts	1 pts	(0) pts	(8) pts	(9) pts	(12) pts	(13) pts
Impact of currency	(2) pts	(4) pts	(5) pts	(5) pts	(5) pts	(3) pts	(2) pts
Revenue change Y/Y (CC, ex-divest)	(3)%	(5)%	(1)%	1%	3%	3%	(3)%

1.	Revenue adjusted to exclude amounts for the following diversitures: H3C (EG), Convenience Pay (ES), Marketing Optimization (SW), TippingPoint (SW), iManage (SW), Live Vault (SW). Revenue adjusted to eliminate the impact of currency
2.	Amounts may not add due to rounding

Trended EG revenue bridges - adjusted for divestiture and currency 1

Servers	Y/Y %				Y/Y %
	Q115	Q215	Q315	Q415	Q116	Q216	Q316
Revenue as Reported	6%	9%	6%	4%	(1)%	7%	(4)%
Impact of divestitures	0 pts	(0) pts	(0) pts	(0) pts	(0) pts	0 pts	(0) pts
Impact of currency	(2) pts	(6) pts	(7) pts	(7) pts	(6) pts	(3) pts	(2) pts
Revenue change Y/Y (CC, ex-divest)	8%	15%	13%	12%	5%	10%	(2)%

Storage	Y/Y %				Y/Y %
	Q115	Q215	Q315	Q415	Q116	Q216	Q316
Revenue as Reported	0%	(8)%	(2)%	(7)%	(3)%	2%	(8)%
Impact of divestitures	1 pts	1 pts	(0) pts	(0) pts	(1) pts	(1) pts	(1) pts
Impact of currency	(2) pts	(6) pts	(9) pts	(7) pts	(7) pts	(4) pts	(2) pts
Revenue change Y/Y (CC, ex-divest)	2%	(3)%	7%	0%	4%	6%	(5)%

Networking	Y/Y %				Y/Y %
	Q115	Q215	Q315	Q415	Q116	Q216	Q316
Revenue as Reported	(11)%	(16)%	23%	35%	53%	57%	(22)%
Impact of divestitures	(3) pts	(7) pts	(26) pts	(24) pts	(17) pts	(2) pts	(33) pts
Impact of currency	(3) pts	(8) pts	(11) pts	(11) pts	(10) pts	(5) pts	(2) pts
Revenue change Y/Y (CC, ex-divest)	(5)%	(1)%	60%	70%	81%	64%	12%

Technology Services	Y/Y %				Y/Y %
	Q115	Q215	Q315	Q415	Q116	Q216	Q316
Revenue as Reported	(5)%	(8)%	(10)%	(11)%	(9)%	(6)%	(7)%
Impact of divestitures	1 pts	0 pts	1 pts	0 pts	(0) pts	(1) pts	(6) pts
Impact of currency	(4) pts	(6) pts	(7) pts	(7) pts	(7) pts	(4) pts	(2) pts
Revenue change Y/Y (CC, ex-divest)	(2)%	(2)%	(4)%	(4)%	(2)%	(1)%	1%

1.	Revenue adjusted to exclude amounts for the following diversitures: H3C (EG), Convenience Pay (ES), Marketing Optimization (SW), TippingPoint (SW), iManage (SW), Live Vault (SW). Revenue adjusted to eliminate the impact of currency
2.	Amounts may not add due to rounding

Trended ES revenue bridges - adjusted for divestiture and currency 1

ITO	Y/Y %				Y/Y %
	Q115	Q215	Q315	Q415	Q116	Q216	Q316
Revenue as Reported	(11)%	(20)%	(13)%	(11)%	(8)%	(1)%	(6)%
Impact of divestitures	0 pts	0 pts	0 pts	0 pts	0 pts	0 pts	0 pts
Impact of currency	(3) pts	(6) pts	(8) pts	(7) pts	(7) pts	(3) pts	(2) pts
Revenue change Y/Y (CC, ex-divest)	(8)%	(14)%	(5)%	(4)%	(2)%	2%	(3)%

ABS	Y/Y %				Y/Y %
	Q115	Q215	Q315	Q415	Q116	Q216	Q316
Revenue as Reported	(11)%	(8)%	(7)%	(6)%	(2)%	(3)%	(4)%
Impact of divestitures	0 pts	0 pts	0 pts	0 pts	(0) pts	(0) pts	(0) pts
Impact of currency	(3) pts	(6) pts	(7) pts	(7) pts	(5) pts	(3) pts	(1) pts
Revenue change Y/Y (CC, ex-divest)	(8)%	(2)%	0%	1%	3%	0%	(3)%

1.	Revenue adjusted to exclude amounts for the following diversitures: H3C (EG), Convenience Pay (ES), Marketing Optimization (SW), TippingPoint (SW), iManage (SW), Live Vault (SW). Revenue adjusted to eliminate the impact of currency
2.	Amounts may not add due to rounding

Trended Software revenue bridges - adjusted for divestiture and currency 1

License	Y/Y %				Y/Y %
	Q115	Q215	Q315	Q415	Q116	Q216	Q316
Revenue as Reported	(17)%	(17)%	(12)%	(10)%	(6)%	(13)%	(28)%
Impact of divestitures	0 pts	2 pts	(1) pts	(6) pts	(6) pts	(12) pts	(9) pts
Impact of currency	(3) pts	(4) pts	(7) pts	(5) pts	(5) pts	(3) pts	(2) pts
Revenue change Y/Y (CC, ex-divest)	(14)%	(14)%	(4)%	1%	5%	2%	(17)%

Support	Y/Y %				Y/Y %
	Q115	Q215	Q315	Q415	Q116	Q216	Q316
Revenue as Reported	0%	(2)%	(3)%	(15)%	(13)%	(16)%	(17)%
Impact of divestitures	(0) pts	0 pts	1 pts	(9) pts	(9) pts	(13) pts	(15) pts
Impact of currency	(2) pts	(3) pts	(5) pts	(5) pts	(5) pts	(4) pts	(2) pts
Revenue change Y/Y (CC, ex-divest)	2%	1%	1%	(1)%	1%	1%	0%

Professional Services	Y/Y %				Y/Y %
	Q115	Q215	Q315	Q415	Q116	Q216	Q316
Revenue as Reported	(7)%	(14)%	(6)%	(9)%	(7)%	(3)%	(8)%
Impact of divestitures	0 pts	0 pts	0 pts	(7) pts	(7) pts	(8) pts	(7) pts
Impact of currency	(3) pts	(7) pts	(8) pts	(7) pts	(6) pts	(2) pts	(2) pts
Revenue change Y/Y (CC, ex-divest)	(3)%	(9)%	2%	5%	6%	7%	1%

SaaS	Y/Y %				Y/Y %
	Q115	Q215	Q315	Q415	Q116	Q216	Q316
Revenue as Reported	0%	(4)%	(4)%	(6)%	(9)%	(11)%	(5)%
Impact of divestitures	0 pts	1 pts	(2) pts	(10) pts	(21) pts	(19) pts	(21) pts
Impact of currency	(1) pts	(1) pts	(2) pts	(2) pts	(2) pts	(2) pts	(1) pts
Revenue change Y/Y (CC, ex-divest)	1%	(3)%	0%	5%	14%	10%	17%

Services Total	Y/Y %				Y/Y %
	Q115	Q215	Q315	Q415	Q116	Q216	Q316
Revenue as Reported	(4)%	(10)%	(5)%	(8)%	(8)%	(7)%	(7)%
Impact of divestitures	0 pts	1 pts	(1) pts	(8) pts	(13) pts	(12) pts	(12) pts
Impact of currency	(2) pts	(5) pts	(6) pts	(5) pts	(4) pts	(3) pts	(2) pts
Revenue change Y/Y (CC, ex-divest)	(2)%	(7)%	1%	5%	9%	8%	7%

1.	Revenue adjusted to exclude amounts for the following diversitures: H3C (EG), Convenience Pay (ES), Marketing Optimization (SW), TippingPoint (SW), iManage (SW), Live Vault (SW). Revenue adjusted to eliminate the impact of currency
2.	Amounts may not add due to rounding